Exhibit 10.5

EMPLOYMENT AGREEMENT

          This Employment Agreement (the “Agreement”) is entered into as of September 1, 2004, by and between DEL MONTE CORPORATION, a Delaware corporation, with its principal place of business in San Francisco, California (the “Corporation”) and TODD R. LACHMAN, an individual residing in the State of California (“Executive”).

RECITALS

          WHEREAS, the Corporation desires to employ Executive on the terms and conditions set forth herein, and Executive desires to be employed by the Corporation on such terms and conditions.

          NOW, THEREFORE, in consideration of the foregoing recital, the promises, covenants and agreements of the parties, and the mutual benefits they will gain by the performance of the promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

AGREEMENT

     1. Term of Employment; Duties.

          (a) Term of Employment. The Corporation agrees to employ Executive as its Executive Vice President, Del Monte Foods (“EVP”) and Executive hereby accepts such employment, subject to the terms and conditions set forth herein. The term of employment of Executive under this Agreement shall begin as of the date hereof and continue until terminated pursuant to Section 4 hereof. Notwithstanding the foregoing, the provisions of Sections 4(i) (Ongoing Obligations), 5 (Indemnification), 6 (Proprietary Information Obligations), 7 (Noninterference), 8 (Injunctive Relief), and 10 (Miscellaneous) shall survive the termination of this Agreement.

          (b) Duties. Executive shall serve in an executive capacity and shall perform such duties as are consistent with Executive’s position as EVP and as may be reasonably required by the Del Monte Corporation Board of Directors (the “Board”). In such position, Executive shall (i) assume responsibility for the Del Monte Brands, Pet Products and StarKist Brands businesses, as well as the Research and Quality Systems organization; (ii) ensure strategies across these businesses are aligned with corporate objectives; and (iii) report to Chief Executive Officer (“CEO”).

          (c) Exclusive Performance of Duties. While employed by the Corporation, Executive agrees that Executive shall devote substantially all of Executive’s business time and best efforts solely and exclusively to the performance of Executive’s duties hereunder and to the business and affairs of the Corporation, whether such business is operated directly by the Corporation or through any affiliate of the Corporation. Executive further agrees that while employed by the Corporation, Executive will not, directly or indirectly, provide services on behalf of any competing corporation, company, limited liability company, partnership, joint venture, consortium, or other competing entity or person, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, creditor, corporate officer or director; nor shall Executive acquire by reason of purchase during the term of Executive’s employment with the Corporation the ownership of more than one percent (1%) of the outstanding equity interest in any such competing entity. For purposes of this Agreement, a “competing” entity is one engaged in any of the businesses in which the Corporation is engaged during Executive’s employment with the Corporation, which includes without limitation: (i) dry and canned pet food and pet snacks business in the United States and Canada, (ii) specialty pet food business conducted worldwide, (iii) ambient tuna business in North America, (iv) other ambient seafood business involving products marketed in North America, (v) retail private label soup and retail private label gravy businesses in the United States, (vi) broth business in the United States, (vii) infant feeding business in the United States, and (viii) the manufacture and sale of processed fruits and vegetables, pineapple products and tomato products in the United States and South America (the “Businesses”). Subject to the foregoing, Executive may serve on boards of directors of non-competing unaffiliated corporations, subject to advance approval by the CEO, and may serve on the boards of charitable organizations.

          (d) Corporation Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Corporation, including, without limitation, the Del Monte Foods Standards of Business Conduct; provided, however, that when the terms of this Agreement differ from or are in conflict with the Corporation’s general employment policies or practices, this Agreement shall control.

     2. Compensation and Benefits.

          (a) Salary. Executive shall receive for Executive’s services rendered hereunder an annual base salary of Four Hundred Twenty-Five Thousand Dollars ($425,000), as adjusted from time to time by the Compensation Committee of the Board (the “Base Salary”), payable on a semi-monthly basis in twenty-four (24) equal installments, less all applicable federal, state or local taxes and other normal payroll deductions.

          (b) Annual Bonus. While a full-time employee of the Corporation, Executive shall be entitled to participate in the Del Monte Foods Company’s Annual Incentive Plan or any applicable successor plan (the “AIP”) pursuant to the terms and conditions set forth therein. Executive shall be eligible to receive an annual AIP bonus (the “Bonus”) targeted at 70% of Executive’s Base Salary, as adjusted from time to time in accordance with the AIP. AIP awards are not guaranteed and actual payment of the Bonus is subject to the performance of the Corporation and Del Monte Foods Company and Executive’s individual achievements.

          (c) Employee Welfare Benefits. During Executive’s employment with the Corporation, Executive shall be entitled to participate in any group insurance for hospitalization, medical, dental, vision, prescription drug, accident, disability, life or similar plan or program of the Corporation now existing or established hereafter to the extent that Executive is eligible under the general provisions thereof. The Corporation may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the discretion of the Corporation in accordance with applicable law.

          (d) Pension and Retirement Benefits. During Executive’s employment with the Corporation, Executive shall be entitled to participate in any pension, 401(k) and retirement plans of the Corporation now existing or established hereafter to the extent that Executive is eligible under the general provisions thereof. The Corporation may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the discretion of the Corporation in accordance with applicable law.

          (e) Vacation. Executive shall be entitled to a period of annual paid vacation time equal to not less than four (4) weeks per year as adjusted from time to time in accordance with the Corporation’s vacation policy. The days selected for Executive’s vacation shall be mutually agreeable to the Corporation and Executive. Executive’s eligibility to carryover or to be paid for any portion of Executive’s accrued, but unused vacation shall be subject to the Corporation policy applicable to employees at a similar level in effect during the term of this Agreement.

          (f) Expenses. Subject to compliance with the Corporation’s normal and customary policies regarding substantiation and verification of business expenses, the Corporation shall directly pay or shall fully reimburse Executive for all customary and reasonable expenses incurred by Executive for promoting, pursuing or otherwise furthering the business of the Corporation and its affiliates.

          (g) Perquisites and Supplemental Benefits. During Executive’s employment with the Corporation, Executive shall be entitled to participate in the Corporation’s Executive Perquisite Plan, subject to the terms and conditions thereof, and such other perquisites and supplemental benefits, if any, as may be approved from time to time by the Compensation Committee of the Board. Executive understands that any such plans may be modified or eliminated in the discretion of the Corporation in accordance with applicable law.

     3. Stock Options.

          (a) During Executive’s employment with the Corporation, Executive shall be eligible to participate in the applicable stock and stock option plans of Del Monte Foods Company. The terms and conditions of any stock or stock option agreement entered into by Executive and Del Monte Foods Company from time to time are hereby incorporated into this Agreement.

          (b) From time to time during Executive’s employment with the Corporation, the Board (or a committee thereof) shall evaluate the performance of management of the Corporation and determine whether it is appropriate to grant any additional stock and/or stock options to management, including without limitation, Executive. The Board (or such committee) shall be under no obligation to grant any such stock or stock options to Executive (or any other member of management), but will take into consideration industry standards for stock and stock option issuances to EVPs in similar circumstances.

     4. Termination of Employment.

          (a) Termination Upon Death. If Executive dies during Executive’s employment with the Corporation, the Corporation shall pay to Executive’s estate, or other designated beneficiary(ies) as shown in the records of the Corporation, any earned and unpaid Base Salary as of Executive’s employment termination date (which, for purposes of this Section 4(a), shall be the date of Executive’s death); accrued but unused vacation time as of the end of the month in which Executive dies; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before the date of Executive’s death; and benefits, if any, that Executive’s estate, or other designated beneficiary(ies), is then entitled to receive under the benefit plans of the Corporation in which Executive was an eligible participant. Additionally, the Corporation shall pay to Executive’s estate, or other designated beneficiary(ies), at the end of the fiscal year in which Executive’s termination of employment occurs, a pro rata portion of Executive’s target Bonus for the year in which Executive’s termination of employment occurs, prorated for Executive’s actual employment period during such year and adjusted for performance. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Except as expressly provided in this Section 4(a), the Corporation shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Corporation to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

          (b) Termination Upon Disability. The Corporation may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable, as determined in good faith by the Board, to perform the essential functions of Executive’s position, even with reasonable accommodation, for six (6) consecutive months. In the event that Executive’s employment is terminated pursuant to this Section 4(b), Executive shall receive payment for any earned and unpaid Base Salary as of Executive’s employment termination date (which, for purposes of this Section 4(b), shall be the date specified by the Board); accrued but unused vacation time as of the end of the month in which the termination of employment for disability occurs; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before Executive’s termination date; and benefits, if any, that Executive is then entitled to receive under the benefit plans of the Corporation in which Executive was an eligible participant. In addition, after Executive’s termination date, Executive shall receive long term disability benefits under the applicable benefit plans of the Corporation to the extent Executive qualifies for such benefits. In the event that Executive’s employment is terminated as a result of a determination pursuant to this Section 4(b), and provided that Executive has executed a general release in a form and substance satisfactory to the Corporation, the Corporation also shall provide to Executive as severance the payment of an amount equal to Executive’s highest Base Salary during the twelve (12) month period prior to the termination date and the target Bonus for the year in which such termination occurs, payable in equal installments on the Corporation’s regular pay schedule over a period of twelve (12) months. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Except as expressly provided in this Section 4(b), the Corporation shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Corporation to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

          (c) Voluntary Termination. Executive may voluntarily terminate Executive’s employment with the Corporation at any time. In the event that Executive’s employment is terminated under this Section 4(c), Executive shall receive payment for any earned and unpaid Base Salary as of Executive’s voluntary employment termination date (which, for purposes of this Section 4(c), shall be the date Executive ceases to perform Executive’s duties hereunder as stated in Executive’s letter of resignation or as specified by the Board); accrued but unused vacation time as of Executive’s voluntary employment termination date; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before Executive’s voluntary employment termination date; and benefits, if any, Executive is then entitled to receive under the benefit plans of the Corporation in which Executive was an eligible participant. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Except as expressly provided in this Section 4(c), the Corporation shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Corporation to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

          (d) Termination for Cause.

               (i) Termination; Payment of Accrued Benefits. The Board may terminate Executive’s employment with the Corporation at any time for “Cause” (as defined below). In the event that Executive’s employment is terminated for Cause under this Section 4(d), Executive shall receive payment for all earned but unpaid Base Salary as of Executive’s employment termination date (which, for purposes of this Section 4(d), shall be the date specified by the Board); accrued but unused vacation time as of Executive’s termination date; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before Executive’s termination date; and benefits, if any, Executive is then entitled to receive under the benefit plans of the Corporation in which Executive was an eligible participant. All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions. Except as expressly provided in this Section 4(d), the Corporation shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Corporation to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

               (ii) Definition of Cause. For purposes of this Agreement, the Corporation shall have “Cause” to terminate Executive’s employment upon the occurrence of any of the following: (A) a material breach by Executive of the terms of this Agreement; (B) any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct by Executive involving the Corporation or any affiliate; (C) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by Executive; (D) any damage of a material nature to the business or property of the Corporation or any affiliate caused by Executive’s willful or grossly negligent conduct; or (E) Executive’s failure to act in accordance with any specific lawful instructions given to Executive in connection with the performance of Executive’s duties for the Corporation or any affiliate.

          (e) Termination Without Cause.

               (i) Termination; Payment of Accrued Benefits. The Corporation at any time without prior written notice may terminate Executive’s employment without cause. In the event Executive’s employment is terminated without cause, Executive shall receive payment for all earned but unpaid Base Salary as of Executive’s termination date (which, for purposes of this Section 4(e), shall be the date specified by the Board); accrued but unused vacation time as of Executive’s termination date; the amount of any unreimbursed expenses described in Section 2(f), which were incurred by Executive before Executive’s termination date; and benefits, if any, Executive is then entitled to receive under the benefit plans of the Corporation in which Executive was an eligible participant.

               (ii) Payment of Severance Benefits. In the event Executive’s employment is terminated without cause under this Section 4(e), and provided that Executive has executed a general release in a form and substance satisfactory to the Corporation, the Corporation also shall provide to Executive as severance:

                    (A) the payment of an amount equal to one and one-half (1 1/2) times Executive’s Base Salary and target Bonus for the year in which such termination of employment occurs, payable in equal installments on the Corporation’s regular pay schedule over a period of eighteen (18) months (“Salary Continuation”), provided that, in the event of Executive’s death subsequent to the commencement of payments pursuant to this sub-paragraph 4(e)(ii)(A), the balance of the Salary

Continuation amount will be paid to Executive’s estate, or other designated beneficiary(ies) as shown in the records of the Corporation;

                    (B) the payment to Executive, at the end of the fiscal year in which Executive’s termination of employment occurs, of a pro rata portion of Executive’s target Bonus for the year in which Executive’s termination occurs, prorated for Executive’s actual employment period during such year and adjusted for performance;

                    (C) continuation of Executive’s participation in the Corporation’s health and welfare benefits (other than disability benefits) until the earlier of (x) eighteen (18) months following Executive’s termination or (y) such time as Executive is covered by comparable programs of a subsequent employer;

                    (D) continuation of Executive’s participation in any executive perquisites applicable to Executive until the earlier of (x) eighteen (18) months following Executive’s termination or (y) such time as Executive is covered by comparable perquisites of a subsequent employer;

                    (E) Executive shall vest in any stock or stock option grants awarded to Executive pursuant to the Del Monte Foods Company 2002 Stock Incentive Plan, or any successor plan, on a pro-rated basis as of Executive’s termination date; provided, however, Executive shall not be entitled to take ownership or otherwise receive settlement of such pro-rated stock award(s) until the end of the performance period associated with that stock award; provided, further, that, Executive shall not be entitled to exercise, take ownership or otherwise receive settlement of such pro-rated stock option award(s) until the scheduled vest date associated with that tranche of the stock option award(s); provided, further, that, upon vesting of Executive’s pro-rated stock option award(s), Executive shall have ninety (90) days from that vesting date to exercise such stock options. The value of any pro-rated stock option award shall be based on the exercise price and the fair market value at the time of exercise; and

                    (F) the provision of not less than eighteen (18) months of executive-level outplacement services at the Corporation’s expense; provided, however, the expense for such services in any calendar year shall not exceed eighteen percent (18%) of the amount equal to Executive’s highest Base Salary during the twelve (12) month period prior to the termination date and the target Bonus for the year in which such termination occurs.

All of the foregoing payments and benefits in this Paragraph 4(e) shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Except as expressly provided in this Section 4(e), the Corporation shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Corporation to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

     (f) Termination for Good Reason.

               (i) Termination; Payment of Accrued Benefits and Severance. Notwithstanding anything in this Section 4 to the contrary, Executive may voluntarily terminate Executive’s employment with the Corporation for “Good Reason” (as defined below). In the event Executive’s employment is terminated for Good Reason under this Section 4(f), Executive shall receive the benefits set forth in Section 4(e), subject to the terms and conditions set forth therein, including, without limitation, Executive ‘s execution of a general release in a form and substance satisfactory to the Corporation, upon or within ninety (90) days following the occurrence of an event constituting “Good Reason.” All of the foregoing payments and benefits shall be paid less all applicable federal, state or local taxes and other normal payroll deductions, if any. Except as expressly provided in this Section 4(f), the Corporation shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Corporation to Executive under this Agreement or otherwise shall cease as of Executive’s termination date.

               (ii) Definition of Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment upon the occurrence of any of the following: (A) a material adverse change in Executive’s position causing it to be of materially less stature, responsibility, or authority without Executive’s written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no longer serves as EVP, unless Executive consents in writing to such change; (B) a reduction, without Executive’s written consent, in Executive’s Base Salary or the Bonus Executive is eligible to earn under the AIP (or successor plan thereto), or Executive’s incentive or equity opportunity under any material incentive or equity program of the Corporation, provided, however, that nothing herein shall be construed to guarantee Executive’s Bonus for any year if the applicable performance targets are not met; and provided further that it shall not constitute Good Reason hereunder if the Corporation makes an appropriate pro rata adjustment to the applicable Bonus and targets under the AIP or any successor plan in the event of a change in the Corporation’s fiscal year; (C) a material reduction without Executive’s consent in the aggregate health and welfare benefits provided to Executive pursuant to the health and welfare plans, programs and arrangements in which Executive is eligible to participate; or (D) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement. Unless Executive provides written notification of an event described in sub-clauses (A) through (D) above within ninety (90) days after Executive knows or has reason to know of the occurrence of any such event, Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. If Executive provides such written notice to the Corporation, the Corporation shall have ten (10) business days from the date of receipt of such notice to affect a cure of the event described therein and, upon cure thereof by the Corporation to the reasonable satisfaction of Executive, such event shall no longer constitute Good Reason for purposes of this Agreement.

          (g) Termination Upon Change of Control.

               (i) Termination; Payment of Severance. In the event of Executive’s “Termination Upon Change of Control” (as defined below), Executive shall receive the benefits set forth in Section 4(e), subject to the terms and conditions set forth therein, including without limitation Executive’s execution of a release in a form and substance satisfactory to the Corporation; provided, however, that the payment set forth in Section 4(e)(ii)(A) shall be an amount equal to two (2) times Executive’s Base Salary and target Bonus and made in a lump sum paid within thirty (30) days of Executive’s termination date, and not in installments over an eighteen (18) month period as provided in Section 4(e)(ii)(A); provided, further, that all of Executive’s outstanding stock and stock option awards shall vest and become immediately exercisable as provided in the Del Monte Foods Company 2002 Stock Incentive Plan, or any successor plan.

               (ii) Gross-Up Payment. In the event the lump sum payment set forth in Section 4(g)(i) above (the “Payment”) is an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay Executive an additional cash payment (the “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive shall retain an amount equal to the Excise Tax imposed upon the Payment and the Gross-Up Payment; provided that, such Gross-Up Payment shall only be paid if the original Payment exceeds the Section 280G excess parachute payment criterion by five percent (5%) or more. The Gross-Up Payment shall be subject to and paid net of any applicable withholding. The amount of any Gross-Up Payment or Excise Tax shall be reasonably determined by the Company after consultation with its legal and tax advisors.

               (iii) Definition of Termination Upon Change of Control. For purposes of this Section 4(g) “Termination Upon Change of Control” means (A) the termination of Executive’s employment by the Corporation without cause during the period commencing on the date the “Change of Control” (as defined in the Del Monte Foods Company 2002 Stock Incentive Plan, or any successor stock incentive plan) occurs and ending on the date which is two (2) years after the Change of Control; or (B) any resignation by Executive for Good Reason within two (2) years after the occurrence of a Change of Control; but (C) “Termination Upon Change of Control” shall not include any termination of Executive’s employment by the Corporation for Cause, as a result of the death or disability of Executive, or as a result of the voluntary termination of Executive’s employment for reasons other than Good Reason.

               (iv) Except as expressly provided in this Section 4(g), the Corporation shall have no obligation to make any other payment, including severance or other compensation of any kind or payment in lieu of notice, and all other benefits provided by the Corporation to Executive under this Agreement or otherwise shall cease as of Executive’s termination date. Any amounts due Executive under this Section 4(g) are in the nature of severance payments or liquidated damages, which contemplate both direct damages and consequential damages that may be suffered as a result of Executive’s termination of employment, and are not in the nature of a penalty.

          (h) At-Will Employment. Executive understands and agrees that Executive’s employment with the Corporation is at-will, which means that either Executive or the Corporation may, subject to the terms of this Agreement, terminate this Agreement at any time with or without cause and with or without notice. Any modification of the at-will nature of this Agreement must be in writing and executed by Executive and the Corporation.

          (i) Ongoing Obligations. Executive acknowledges that the Corporation and Executive have ongoing rights and obligations relating to intellectual property and confidential information of the Corporation, together with fiduciary rights and obligations, which will survive the termination of Executive’s employment.

     5. Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that Executive is or was a director or officer of the Corporation or Del Monte Foods Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Corporation in any capacity at the Corporation’s request, Executive shall be indemnified by the Corporation, and the Corporation shall pay Executive’s related expenses when and as incurred, all to the fullest extent permitted by the laws of the State of Delaware, and the Corporation’s Certificate of Incorporation and Bylaws.

     6. Proprietary Information Obligations. During Executive’s employment by the Corporation, Executive will have access to and become acquainted with the Corporation’s confidential and proprietary information, including but not limited to information or plans regarding the Corporation’s customer relationships; personnel; technology and intellectual property; sales, marketing and financial operations and methods; and other compilations of information, records and specifications (collectively “Proprietary Information”). Executive shall not disclose any Proprietary Information of the Corporation, or of any affiliate, directly or indirectly, to any person, firm, company, corporation or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such Proprietary Information for Executive’s own purposes or for the benefit of any person, firm, company, corporation or other entity (except the Corporation and any affiliate) under any circumstances, during or after the term of this Agreement, except as reasonably necessary in the course of Executive’s employment for the Corporation or as authorized in writing by the Corporation. All files, records, documents, computer-recorded or electronic information and similar items relating to the business of the Corporation or any affiliate, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of the Corporation or the affiliate, respectively, and Executive agrees to return all property of the Corporation or the affiliate in Executive’s possession and under Executive’s control immediately upon any termination of Executive’s employment, and no copies thereof shall be kept by Executive.

     7. Noninterference. In consideration of the terms hereof, Executive agrees that while employed by the Corporation pursuant to this Agreement and for a period of two (2) years thereafter, Executive agrees not to: (i) directly or indirectly, either on Executive’s own account or for any corporation, company, limited liability company, partnership, joint venture or other entity or person (including, without limitation, through any existing or future affiliate), solicit any employee of the Corporation or any existing or future affiliate to leave his or her employment or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement with the Corporation or any existing or future affiliate, if any; or (ii) directly or indirectly (including, without limitation, through any existing or future affiliate), solicit, cause in any part or knowingly encourage any current or future customer of or supplier to the Corporation or any existing or future affiliate to modify the business relationship, or cease doing business in whole or in part, with the Corporation or any such affiliate.

     8. Injunctive Relief. The parties hereto agree that damages would be an inadequate remedy for the Corporation in the event of a breach or threatened breach of Sections 6 or 7 of this Agreement by Executive, and in the event of any such breach or threatened breach, the Corporation may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with the terms of this Agreement.

     9. Warranties and Representations. Executive hereby represents and warrants to the Corporation that:

          (a) Executive acknowledges and agrees that Executive considers the restrictions set forth in Sections 6 and 7 to be reasonable both individually and in the aggregate, and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of the Corporation’s legitimate interests. It is the desire and intent of Executive and the Corporation that the provisions of Sections 6 and 7 shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The Corporation and Executive further agree that if any particular provision or portion of Sections 6 and 7 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The Corporation and Executive further agree that in the event that any restriction herein shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid, and Executive and the Corporation empower a court of competent jurisdiction to modify, reduce or otherwise reform such provision(s) in such fashion as to carry out the parties’ intent to grant the

Corporation the maximum allowable protection consistent with the applicable law and facts.

          (b) In the event a court of competent jurisdiction or other tribunal or person(s) mutually selected by the parties to resolve any dispute (collectively a “Court”) has determined that Executive has violated the provisions of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended as of the date of such violation and shall be extended for the period of time from the date such violation commenced through the date that the Court determines that such violation has permanently ceased.

          (c) Executive is not now under any obligation of a contractual or quasi-contractual nature known to Executive that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by Executive of Executive’s obligations hereunder; and

          (d) Executive has been or has had the opportunity to be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof.

      10. Miscellaneous.

          (a) Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, including without limitation, by facsimile (with confirmation of receipt and a confirmation copy sent by U.S. Mail or overnight delivery), the earlier of when it is actually received by the party to whom it is directed or when the period set forth below expires (whether or not it is actually received): (i) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or (ii) if accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service.

To the Corporation:

Del Monte Corporation
One Market at The Landmark
P.O. Box 193575
San Francisco, California 94119-3575
Fax: 415/247-3263
Attention: Board of Directors and Secretary

To Executive:

The most recent home address for Executive as set forth in the Corporation’s personnel records.

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

          (b) Severability. If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or provision (or any portion thereof) is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.

          (c) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. Signatures may be exchanged by electronic facsimile with machine evidence of transmission.

          (d) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Corporation, and the Corporation’s successors and assigns. Executive may not assign any of Executive’s duties or rights under this Agreement without the prior written consent of the Corporation, which consent will not unreasonably be withheld. Except for Executive’s estate or designated beneficiary under Section 4(a), nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

          (e) Attorneys’ Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys’ fees, as well as costs and disbursements, in addition to any other relief to which Executive or the Corporation may be entitled; provided that, notwithstanding the foregoing, Executive shall be entitled to reimbursement by the Corporation of all reasonable legal fees incurred by Executive in connection with any enforcement of Sections 4(g) and 5 of the Agreement.

          (f) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.

          (g) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California except as otherwise provided in Section 10(b) above.

          (h) Further Assurances. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken, all appropriate actions, and to cause to take or to be taken, all things necessary, proper or advisable under applicable laws to effect the transactions contemplated by this Agreement, including without limitation, execution and delivery to the Corporation of such representations in writing as may be requested by the Corporation in order for it to comply with applicable federal and state securities laws.

          (i) Fees and Expenses Relating to Agreement. Each of the parties hereto shall bear his or its own fees and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated hereby.

     11. ENTIRE AGREEMENT. This Agreement, including any documents incorporated by reference herein, contains the Corporation’s entire understanding with Executive related to the subject matter hereof, and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, or by or between Executive and Del Monte Foods Company, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to the employment of Executive by the Corporation or Del Monte Foods Company, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise are hereby terminated and shall be of no future force and effect.

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Signatures on following page.]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

EXECUTIVE:

/s/ Todd R. Lachman Todd R. Lachman	November 11, 2004 Date

CORPORATION:

DEL MONTE CORPORATION

By:	/s/ Richard G. Wolford	November 11, 2004 Date
Name:	Richard G. Wolford
Title:	Chairman of the Board, President
and Chief Executive Officer

COMPANY (For purposes of Section 11 only):

DEL MONTE FOODS COMPANY

By:	/s/ Richard G. Wolford	November 11, 2004 Date
Name:	Richard G. Wolford
Title:	Chairman of the Board, President
and Chief Executive Officer